Exhibit 99.2

NEWS RELEASE FOR IMMEDIATE RELEASE	CONTACT:	Michael W. Collier Vice President Investor Relations Willbros USA, Inc. (713) 403-8016 Jack Lascar / Partner DRG&E (713) 529-6600

WILLBROS NAMES RANDY HARL CEO

AS SUCCESSOR TO MIKE CURRAN

•	Succession planned for January 1, 2007

•	Curran to continue as Chairman of the Board

HOUSTON, TEXAS – June 15, 2006 - Willbros Group, Inc. (NYSE: WG) announced today that its Chairman and Chief Executive Officer, Michael F. Curran (65), will transfer his duties as Chief Executive Officer on January 1, 2007, to Randy Harl (55). Mr. Harl is currently President and Chief Operating Officer and will continue in those roles. This transition is pursuant to the Company’s long standing succession planning process.

Mr. Curran, who will continue to serve as Chairman of the Board, commented, “I look forward to continuing my association with the Company as a member of the Board, and I am confident in Randy’s ability to lead Willbros to new and higher levels of achievement as we continue to grow and expand our business.”

Mr. Harl stated, “I am pleased Mike will remain with us to continue to offer his expertise to the organization. We are currently presented with tremendous growth opportunities. Our focus is on returning Willbros to profitability through project execution excellence and cost control discipline and we are in the process of developing new business strategies to bring additional value to Willbros and its shareholders. I am impressed with the caliber and experience of the people in our organization, and I am delighted to have the chance to lead this Company.”

Mr. Harl joined Willbros in January 2006 when he became an executive officer and director of the Company following an engagement as a consultant to the Company from August 2005. He has over 30 years experience with Kellogg Brown & Root (“KBR”), having served as Chairman, CEO and President after working in a variety of officer capacities, and serving as President of several of KBR’s business units.

Willbros Group, Inc. is an independent contractor serving the oil, gas and power industries, providing engineering and construction, and facilities development and operations services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including those discussed above and such things as the potential for additional investigations, fines and penalties by government agencies, the financial impact of the internal investigation, litigation that may arise from the investigation, the outcome of the current Securities and Exchange Commission, Office of Foreign Assets Control and Department of Justice investigations; the identification of one or more other issues that require restatement of one or more prior period financial statements; the existence of material weaknesses in internal controls over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures, oil, gas, gas liquids and power prices and demand, the amount and location of planned pipelines, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas and power industries, changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

###

2